Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 15, 2014 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of March 31, 2014, of $32.7 million, a decrease of approximately $0.5 million since December 31, 2013. Net assets per share decreased to $3.09 as of March 31, 2014 from $3.14 as of December 31, 2013. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Net assets	$32,679	$33,217	$29,373	$30,167	$31,416
Shares outstanding	10,562	10,562	10,562	10,562	10,562
Net assets per share	$3.09	$3.14	$2.78	$2.86	$2.97

The overall decline in net asset value during the first quarter of 2014 was principally due to operating expenses of the Fund, which was partially offset by the net change in the fair value of the following:

•	Spectrum Management, LLC (“Spectrum”). The Fund made its initial investment in Spectrum in December 1999. Based on a stabilization of operations beginning in the fourth quarter of 2013, the Fund utilized a market approach in determining fair value, in lieu of an asset approach applying a liquidation analysis that had been used previously. The Fund also received advice and assistance from a third-party valuation firm to support its valuation methodology and calculations. The fair value of the Fund’s holdings in Spectrum increased from $2.9 million at December 31, 2013 to $3.0 million at March 31, 2014. The Fund also increased its accrued interest receivable in connection with this investment by $0.2 million during the quarter, to a total of $0.3 million.

Significant events subsequent to the end of the first quarter of 2014 included the following:

•	Announcement of Transformational Reorganization and Share Exchange. On May 15, 2015, Equus announced its intent to effect a transformational reorganization under the Investment Company Act of 1940. The reorganization also involved the sale by Equus of 2,112,000 shares of its common stock to MVC Capital, Inc. (NYSE: MVC) (“MVC”) in exchange for the Fund receiving 395,839 shares of MVC. The number of MVC shares that were received by Equus is subject to adjustment following MVC's release of its Form 10-Q, which will include its published net asset value per share for the quarter ended

April 30, 2014. Under the terms of the reorganization, Equus intends to pursue a merger or consolidation with MVC, or a subsidiary of MVC, or one or more of MVC’s portfolio companies (the “Consolidation”). Absent Equus merging or consolidating with/into MVC, the current intention is for Equus to (i) consummate the Consolidation, (ii) terminate its election to be classified as a business development company under the 1940 Act, and (iii) be restructured as a publicly-traded operating company focused on the energy and/or financial services sector. If, as a result of the Consolidation, Equus is transformed into an operating company, Equus intends to ensure that it satisfies the continued listing criteria for operating companies pursuant to applicable rules of the New York Stock Exchange.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, our ability to execute our reorganization and complete the transactions contemplated thereby, the performance of our new investment in MVC and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.